Exhibit 99.1

United Security Bancshares, Inc. Reports Second Quarter Results

THOMASVILLE, Ala.--(BUSINESS WIRE)--July 29, 2015--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $774,000, or $0.12 per diluted share, for the second quarter ended June 30, 2015, compared with net income of $1.2 million, or $0.20 per diluted share, for the second quarter of 2014. Net income for the first six months of 2015 was $1.6 million, or $0.25 per diluted share, compared with $2.0 million, or $0.33 per diluted share, for the first six months of 2014.

“We are pleased to report the lowest level of non-performing assets in more than five years, as we reduced total non-performing assets by $5.6 million, or 34%, during the past year,” stated James F. House, President and CEO of United Security Bancshares, Inc. “Our ratio of non-performing assets to total assets improved to 1.96%, down 95 basis points since the end of the second quarter of last year. We expect continued improvement in this metric as a result of our focus on reducing non-performing assets and generating quality loans.”

“We also experienced quarterly growth in net loans of $5.8 million. This quarter’s loan growth benefited from a 13.0% increase in loans generated by our consumer loan subsidiary, Acceptance Loan Company, Inc. (ALC). ALC’s loan generation also contributed to a 38 basis point increase in our net interest margin compared with the first quarter of 2015. However, loan demand from our Bank customers remains weak due to the soft economy in many of our rural service areas, especially with respect to quality commercial and real estate loans. Over the past 12 months, the Bank has experienced loan payoffs and paydowns at a faster rate than new loans were generated. Our strategy for growing our loan production is to expand into contiguous metropolitan markets that have greater commercial loan potential. We are currently constructing a new branch in Tuscaloosa, Alabama that is scheduled to open in the fourth quarter of 2015, and we are looking at potential expansion into other markets as well.”

“We expect to complete a major renovation of our main office in Thomasville in the third quarter of 2015 that will consolidate a number of key departments, including loan operations, internal audit, compliance, collections, human resources and marketing. We expect the new facility to improve our operating efficiencies and provide more opportunities for staff cross-training and development. We are also making new investments in our IT infrastructure to improve customer service and provide a platform for our future growth. We are very positive about these changes and their effect on our ability to grow and better serve our customers in the future,” continued Mr. House.

Second Quarter Results

Net income totaled $774,000, or $0.12 per diluted share, for the second quarter ended June 30, 2015, compared with net income of $1.2 million, or $0.20 per diluted share, for the second quarter of 2014.

Interest income totaled $7.7 million in the second quarter of 2015, compared with $7.9 million in the second quarter of 2014. The decline in interest income was due primarily to a decrease in total loans, offset partially by higher interest income from investment securities, compared with the second quarter of 2014.

Interest expense declined 10.3% to $565,000 in the second quarter of 2015, compared with $630,000 in the second quarter of 2014. The decrease resulted primarily from a decline in interest-bearing deposits and lower interest rates paid, compared with the same period of 2014.

Net interest income was $7.2 million in the second quarter of 2015, compared with $7.3 million in the second quarter of 2014. The decline in net interest income was due to a decrease in loans, combined with a 4 basis point decline in net interest margin, compared with the second quarter of 2014. Net interest margin was 5.57% in the second quarter of 2015, compared with 5.61% in the second quarter of 2014. The decline in net interest margin was due primarily to the payoff of higher-yielding loans, as well as the continued impact of changes in ALC’s loan origination criteria that have focused on improved credit quality, with an offset in lower interest rates charged.

Net loans declined to $245.0 million as of June 30, 2015, compared with $272.1 million at June 30, 2014. The decrease in net loans was due to loan payoffs and paydowns outpacing new loan production at the Bank, offset partially by loan growth at ALC. An overall sluggish economy in the geographical areas that the Bank serves, primarily in the real estate sector, has been a significant factor in lower loan demand at the Bank during the past year.

Provision for loan losses was $45,000 in the second quarter of 2015, compared with a reduction in reserve for loan losses of $264,000 in the second quarter of 2014. The reduction in the reserve for loan losses in the second quarter of 2014 was due in part to recoveries of loans previously charged off. Net charge-offs totaled approximately $438,000 in the second quarter of 2015, compared with net charge-offs of approximately $630,000 in the second quarter of 2014.

Total non-interest income decreased to $1.1 million in the second quarter of 2015, compared with $1.5 million in the second quarter of 2014. The decrease in non-interest income was due primarily to lower other income and lower service charges, offset partially by growth in credit life insurance income, compared with the second quarter of 2014. Other income for the second quarter of 2014 included approximately $459,000 in income resulting from a gain on the termination of a partnership interest and a reimbursement from a vendor, neither of which was repeated in the second quarter of 2015.

Total non-interest expense decreased 1.6% to $7.1 million in the second quarter of 2015, compared with $7.2 million in the second quarter of 2014. The decline in non-interest expense resulted from lower other expense, which included reductions in legal and consulting fees, as well as FDIC and state assessments. The decline was offset partially by a 1.8% increase in salaries and benefits expense and a 0.6% increase in occupancy and equipment expense. Total OREO-related expense increased to $347,000 in the second quarter of 2015, compared with $325,000 in the second quarter of 2014, primarily due to reductions in gains on the sale of OREO, which are netted in this expense category.

Effective as of the first quarter of 2015, First US Bank is subject to the revised regulatory capital standards promulgated under the Basel III Final Rule. As of June 30, 2015, both the common equity Tier 1 capital and Tier 1 risk-based capital ratios were 23.53% for the Bank. The Bank’s total capital ratio was 24.79%, and the Tier 1 leverage ratio was 12.93%. Each of these ratios is higher than the ratios required to be considered a “well-capitalized” institution under the revised framework.

Six Months Results

For the first six months of 2015, net income was $1.6 million, or $0.25 per diluted share, compared with $2.0 million, or $0.33 per diluted share, for the first six months of 2014. The decrease in earnings for the first six months of 2015 was due to lower net interest income resulting primarily from a decrease in earning assets and lower non-interest income, offset partially by reductions in the provision for loan losses, compared with the first six months of 2014.

For the six months ended June 30, 2015, net interest income was $13.9 million, compared with $14.5 million for the same period of 2014. Net interest margin declined to 5.38% for the first six months of 2015 from 5.59% in the first six months of 2014.

Provision for loan losses was a credit of $121,000 in the first six months of 2015, compared with a charge of $150,000 in the first six months of 2014.

Non-interest income decreased to $2.4 million for the first six months of 2015, compared with $2.6 million for the same period of 2014. Other income in the 2014 period included approximately $459,000 in income resulting from a gain on the termination of a partnership interest and a reimbursement from a vendor, neither of which was repeated in the 2015 period. The decrease in non-interest income was partially offset by increases in realized gains on sale of securities for the first six months of 2015.

Non-interest expense totaled $14.1 million in the first six months of both 2015 and 2014.

Shareholders’ equity rose to $75.8 million, or $12.56 per share, at June 30, 2015, compared with $75.2 million, or $12.45 per share, at December 31, 2014, and $73.2 million, or $12.15 per share, at June 30, 2014. The increase in shareholders’ equity in the first six months of 2015 resulted from continued growth in retained earnings, offset partially by an $861,000 decrease in other comprehensive income resulting from a decrease in the market value of investment securities available-for-sale.

The Company resumed paying quarterly dividends during 2014 and declared a dividend of $0.02 per share on its common stock in both the first and second quarters of 2015.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Cash and due from banks	$9,227	$9,697
Interest-bearing deposits in banks	15,826	24,469
Total cash and cash equivalents	25,053	34,166
Investment securities available-for-sale, at fair value	202,247	204,966
Investment securities held-to-maturity, at amortized cost	43,929	29,120
Federal Home Loan Bank stock, at cost	740	738
Loans, net of allowance for loan losses of $5,008 and $6,168, respectively	244,993	259,516
Premises and equipment, net	10,929	9,764
Cash surrender value of bank-owned life insurance	14,133	13,975
Accrued interest receivable	1,931	2,235
Other real estate owned	7,168	7,735
Other assets	9,527	10,394
Total assets	$560,650	$572,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$471,141	$483,659
Accrued interest expense	198	221
Other liabilities	7,543	8,131
Short-term borrowings	985	436
Long-term debt	5,000	5,000
Total liabilities	484,867	497,447

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized;
7,329,060 shares issued; 6,034,059 shares outstanding	73	73
Surplus	9,691	9,577
Accumulated other comprehensive income, net of tax	968	1,829
Retained earnings	85,950	84,582
Less treasury stock: 1,295,001 shares at cost	(20,886)	(20,886)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	75,783	75,162

Total liabilities and shareholders’ equity	$560,650	$572,609

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$6,520	$6,845	$12,655	$13,642
Interest on investment securities	1,215	1,085	2,401	2,134
Total interest income	7,735	7,930	15,056	15,776

Interest expense:
Interest on deposits	557	617	1,164	1,254
Interest on borrowings	8	13	15	21
Total interest expense	565	630	1,179	1,275

Net interest income	7,170	7,300	13,877	14,501

Provision (reduction in reserve) for loan losses	45	(264)	(121)	150

Net interest income after provision (reduction in reserve) for loan losses	7,125	7,564	13,998	14,351

Non-interest income:
Service and other charges on deposit accounts	472	491	926	991
Credit insurance income	114	93	189	233
Other income	482	901	1,244	1,408
Total non-interest income	1,068	1,485	2,359	2,632

Non-interest expense:
Salaries and employee benefits	4,215	4,141	8,407	8,223
Net occupancy and equipment	780	775	1,603	1,590
Other real estate/foreclosure expense, net	347	325	567	425
Other expense	1,765	1,982	3,507	3,869
Total non-interest expense	7,107	7,223	14,084	14,107

Income before income taxes	1,086	1,826	2,273	2,876
Provision for income taxes	312	608	663	884
Net income	$774	$1,218	$1,610	$1,992
Basic net income per share	$0.13	$0.20	$0.26	$0.33
Diluted net income per share	$0.12	$0.20	$0.25	$0.33
Dividends per share	$0.02	$-	$0.04	$-

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424